CONTACTS

From: Anthony J. DeFazio	For: Brian S. Block, EVP & CFO
DeFazio Communications, LLC	Business Development Corporation of America
tony@defaziocommunications.com	bblock@arlcap.com
Ph: (484-532-7783)	Ph: (212-415-6500)

FOR IMMEDIATE RELEASE

Business Development Corporation of America Announces Fourth Quarter and

Year-End 2011 Results from Operations

New York, NY, March 20, 2012 ˗ Business Development Corporation of America (“BDCA” or the “Company”) announced results of operations for the fourth quarter and year-ended December 31, 2011.

The Company commenced operations on August 25, 2011, subsequent to raising sufficient funds to meet escrow break requirements. For the period ended December 31, 2011, BDCA acquired $14.3 million of investments, at fair value, in 35 individual investments. Net investment income (determined in accordance with generally accepted accounting principles) of $159,000 was generated during 2011, excluding realized and unrealized gains and losses. During the same period, the Company paid distributions of $101,000.

“We continue to be extremely pleased with the performance of BDCA as shown in the release of our 10-K. Our net investment income for the year fully covered the payment of distributions on both a paid and declared basis and our net asset value increased from $8.65 per share to $9.04 at year-end. BDCA’s dividend remains at 7.90% on a $10.26 share price,” stated Peter M. Budko, Chief Executive of the Company’s advisor. “Our management team of finance and capital markets professionals remain 100% focused on creating a world-class finance company for our shareholders. This full-time dedication by our manager, with no conflicting loyalties or time-consuming outside interests, allows us to access the very attractive direct origination, middle market loan space that continues to be underserved by traditional bank lenders. Our diversified portfolio of 35 investments in 18 industry groups at year end demonstrates our ability to access and close on these types of investments. At a time when the traditional bank syndicated loan, or BSL, market has seen significant price increases with corresponding lower yields, we believe that our ability to access the much broader middle market loan space as an alternative to BSL’s will produce attractive risk adjusted returns for our shareholders.”

Portfolio Highlights (dollar amounts in thousands):

		December 31, 2011
	Investments, at fair value	$ 14,271
	Net asset value per share	$ 9.04
	Weighted average current coupon yield (1)	9.24%
	Number of portfolio investments	35
	Number of industry groups	18

(1)	Excludes the effect of the amortization or accretion of loan premiums or discounts.

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands except share and per share data)

	December 31, 2011	December 31, 2010

ASSETS
Investments, at fair value (amortized cost of $14,294 and $0, respectively)	$14,271	$—
Cash and cash equivalents	828	1
Interest receivable	142	—
Due from affiliate	918	1,176
Deferred credit facility financing costs, net	50	—
Prepaid expenses and other assets	41	—
Total assets	$16,250	$1,177

LIABILITIES
Revolving credit facility	$5,900	$—
Payable for unsettled trades	1,914	—
Accounts payable and accrued expenses	154	985
Interest and credit facility fees payable	19	—
Stockholder distributions payable	56	—
Total liabilities	$8,043	$985

NET ASSETS
Preferred stock, $.001 par value, 50,000,000 shares authorized, none issued and outstanding	$—	$—
Common stock, $.001 par value, 450,000,000 and 100,000,000 shares authorized respectively 907,848 and 22,222 shares issued and outstanding, respectively	1	—
Capital in excess of par value	8,235	200
Accumulated distributions in excess of net investment income	(29)	(8)
Net assets	8,207	192

Total liabilities and net assets	$16,250	$1,177

Net asset value per share	$9.04	$8.65
Offering price excluding commissions and dealer manager fees	$9.23	$—

BUSINESS DEVELOPMENT CORPORATION OF AMERICA

STATEMENTS OF OPERATIONS

(dollars in thousands except share and per share data)

	For the Year Ended December 31,	For the Period from May 5, 2010 (Date of Inception) to December 31,
	2011	2010
Investment income:
Interest from investments	$308	$—

Operating expenses:
Contract termination fee	320	—
Interest and credit facility financing expenses	119	—
Professional fees	97	—
Directors fees	100	—
Insurance	189	—
Organization expenses	—	8
Management fees	49	—
Incentive fees	67	—
Other administrative	26	—
Expenses before expense waivers and reimbursements	967	8
Waiver of management and incentive fees	(116)	—
Expense support reimbursement	(702)	—
Total expenses net of expense waivers and reimbursements	149	8

Net investment income (loss)	159	(8)

Realized and unrealized gain (loss) on investments:
Net realized gain from investments	1	—
Net change in unrealized depreciation on investments	(23)	—
Net realized and unrealized loss on investments	(22)	—

Net increase (decrease) in net assets resulting from operations	$137	$(8)

Per share information - basic and diluted
Net investment income (loss)	$0.74	$(0.35)
Net increase (decrease) in net assets resulting from operations	$0.64	$(0.35)
Weighted average shares outstanding	214,640	22,222

This announcement may contain certain forward-looking statements, including statements with regard to the future performance of BDCA. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings BDCA makes with the SEC. BDCA undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

To arrange interviews with BDCA Adviser executives, please contact Tony DeFazio at 484-532-7783 or tony@defaziocommunications.com.

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